Exhibit 10.1

COOPERATION AGREEMENT

BETWEEN:
 1.   Global Green Solutions Inc, a company existing under the laws of the state of Nevada, having its registered office at 885 Pyrford Road, West Vancouver, B.C., V7S2A2, duly represented by its Director Elden Schorn, hereinafter referred to as: 'GGSI');

AND

2.   Ecofys B.V., a company existing under the laws of The Netherlands, having its registered office in Kanaalweg 16 G, 3526 KL Utrecht, duly represented by its Director, Kornelis Blok hereinafter referred to as: 'Ecofys');

Hereinafter together referred to as 'Parties' and individually as 'Party';

WHEREAS:
- GGSI was established to initiate partnerships with international governments and corporations to apply best technologies for the reduction of greenhouse gas emissions from a range of facilities, primarily in the oil and gas sector, with a specific emphasis on fugitive emissions from gas transmission systems.

- GGSI, through the knowledge and experience of its staff and consultants, will co-ordinate the funding, appropriate technology transfers and required government relation initiatives to identify major projects and to design and implement solutions to the problem of accelerated climate change.

- GGSI brings extensive experience in the area of emission reduction technologies and methodologies and has positioned itself, through more than seven years of field work in Eastern Europe, the former Soviet block, Mexico, North and South America to gain approval for projects which have the potential to result in the development of large numbers of "Cers/Ers".

- Ecofys brings a combination of research, consultancy and project development capacity and has been creating and delivering sustainable energy solutions since 1984. Ecofys is a market leader in sustainable energy consultancy, with over 200 experts carrying out hundreds of projects each year for customers such as Shell, Siemans, E.ON, WWF, and the European Commission.

- Ecofys utilizes the experience and expertise of its staff and consultants and has developed relationships to effectively bring Cers/Ers resulting from various projects through the required Project Preparation Phase, including Project Design Preparation (PDP), developing the Emission Reduction Purchase Agreements (ERPA) and other administrative and procedural requirements, in order to bring such Cers/Ers to market.

- Parties wish to cooperate in the development and execution of CDM-projects related to the reduction of fugitive emissions from natural gas pipeline systems. (hereinafter referred to as: 'the Field of Cooperation');

- Parties now wish to lay down the terms and conditions related to their joint activities within the field of Cooperation in this Cooperation Agreement (hereinafter referred to as: 'the Agreement').

NOW THEREFORE, PARTIES HAVE AGREED AS FOLLOWS

1. DEFINITIONS
 1.1 'Confidential Information' has the meaning ascribed hereto in clause 7 of this Agreement.
1.2 'CER' or "Certified Emission Reduction" means a unit issued pursuant to Article 12 of the Kyoto Protocol as well as all other relevant international UNFCCC/Kyoto Protocol Rules and is equal to one metric tones of carbon dioxide equivalent, calculated in accordance wlth the International UNFCCC/Kyoto Protocol Rules.
1.3 " ER" or "Emission Reduction" means a unit issued pursuant to Article 6 of the Kyoto Protocol as well as all other relevant International UNFCCC/Kyoto Rules and is equal to one metric tones of carbon dioxide equivaient, calculated in accordance with the International UNFCCC/Kyoto Rules.
1.4 'ERPA' means an Emission Reductions Purchase Agreement.
l.5 'Project' means a project activity within the Field of Cooperation to be implemented in accordance with the International UNFCCC/Kyoto Protocol rules as a CDM project.
1.6 'Project plan' means an overall plan related to the joint execution of individual Projects containing all detailed provisions required ror the successful execution of the Projects.
1.7 'Registration' means the formal acceptance by the Executive Board of a Project as a CDM 'project activity.'

2. OBJECTIVE OF THIS AGREEMENT
 2.1 In this Agreement Parties wish to lay down the terms and conditions related to their cooperation within the Field of Cooperation.
2.2 With due observance of the general principle of reasonableness and fairness, Parties will further detail the provisions related to their cooperation for individual Projects within the Field of Cooperation in a Project plan.
2.3 Each Party undertakes its best endeavours to ensure the properly execution of this Agreement and a Project plan.

3. UNDERTAKINGS BY ECOFYS
 3.1 Unless agreed otherwise within a Project plan, ECOFYS shall execute lead, through their established on-site offices and support staff, on all matters relating to the development of the Cers/Ers from the projects including the lead on government relations, filings with the United Nations and the lead on bringing the resulting Cers/Ers to market. Within their tasks ECOFYS will:

-     Obtain and provide all data and information required for the successful development and execution of the projects;
-     Execution of baseline studies and the making of Project Design Documents (PDD's) within the CDM project cycle;
-     Registration by the Executive Board within the CDM project cycle.

4. UNDERTAKINGS BY GGS
 4.1 Unless agreed otherwise within a Project plan, HGMC will lead on identifying opportunities, consummating project agreements with clients, implementing the technology and methodology for system repairs and carrying out all aspects of emission measurements to qualify the Carbon credits and establish ongoing monitoring.

5. SALES OF CERS
 Parties will have the option to sell jointly or separately the Credits from an specific project. In case Parties agree to jointly sell the Credits, parties will establish a separate contract for the sale of Credits, which will be carried out in jointly between the Parties and will be part of the consortium formed between Parties.

6. BUDGET AND COSTS

5.1 Parties will further detail the financial provisions and budgets related to their cooperation for individual Projects in a Project plan.
5.2 Unless the Parties agree otherwise in writing, each Party shall bear its own costs and expenses (including the costs of third Parties engaged by either Party for the further execution of this Agreement) incurred in the execution of this Agreement.

7. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY
7.1 Parties will both during the currency of this Agreement and for a period of two years after its termination:
(i) not disclose to any third party (other than it's affiliated companies) any information received from the other except with the other's prior written consent or s required by applicable law; and
(ii) not use any such information other than for the purpose for which it has been disclosed by or on behalf of the other Party.
7.2 The patent, copyright or other intellectual property rights in any Confidential Information supplied to Ecofys by HGMC under this Agreement shall, in the absence of any express provision thereof, be vested in HGMC, as the case may be, and the patent, copyright or other intellectual property rights in any Confidential Information supplied to HGMC by Ecofys under this Agreement shall, in the absence of any express provision thereof, be vested in Ecofys.

8. LIABILITY
 The liability of one Party vis-a-vis the other Parties on whatever legal ground shall be limited to damage caused intentionally, gross negligently or slightly negligently in breach of the material duties for the performance of the purpose of this Agreement by the Party or its legal representatives or vicarious agents. In the event of slight negligence, the liability of one Party vis-a-vis the other Parties shall be limited in scope to typical damage for transactions comparable to this Agreement, which were foreseeable upon the conclusion of this Agreement or upon the breach of obligation at the latest. In no event shall either Party be liable to vis-a-vis the other Party for any loss of profit and/or not discovered business opportunities subject to this Agreement.

9, MISCELLANEOUS
 1. This Agreement sets out the entire understanding between the Parties with respect to the subject matter thereof and supersedes all prior oral and written arrangements and understandings between the Parties relating hereto.
2. No verbal collateral agreements shall exist. Any modifications of or supplements to this Agreement and any notice or rescission must be made in writing. This shall also apply to any waiver of this requirement for the written form.
3. This Agreement and none of its provisions shall be deemed to have been waived by any act or acceptance by either Party except by an instrument in writing signed by authorised officers of the Parties.
4. Neither Party will assign its rights and obligations under this Agreement without the prior written consent of the other Party.
5. If any term or provision of this agreement shall become invalid or unenforceable in any respect under any law, such invalidity shall not affect the validity of remaining provisions of the agreement. In the event of the invalidity of the provision in question will be substituted by contracting parties by a valid one of the closest meaning so that the intention of the contracting parties is not thereby affected.

10. TERM AND TERMINATION

10.1 This Agreement shall commence on the date of signing and shall expire on 31st December 2007.

Thereafter the Agreement shall be automatically extended by consecutive periods of one year, unless terminated by either Party by giving a two month's written notice to this effect prior to any expiry date.

10.2 Either Party may immediately terminate this Agreement if:
(a) the other party commits a breach of the provisions of this Agreement and fails to remedy such breach within four (4) weeks after written notice of the existence of such breach, or

(b) the other party should go into liquidation or should do or suffer any similar act or thing under any applicable law. This termination shall not affect any obligation incurred by, or any rights to the Parties prior to the Parties prior to the effective date of such termination.

10.3 Any termination of this Agreement shall not affect any obligation incurred by, or any rights accrued to the Parties prior to the effective date of such termination.

11. GOVERNING LAW AND DISPUTES

This Agreement shall be governed and interpreted in accordance with the laws of the United Kingdom

In case of disputes arising out of or relating to this Agreement, the Parties shall endeavour to settle such disputes amicably. If the Parties are unable to come to such amicable arrangement, all disputes and differences between Parties arising out of or in connection with the validity, interpretation or implementation of this Agreement or any part or provision thereof shall be settled by the court of United Kingdom.

IN WITNESS WHEREOF, PARTIES HAVE AGREED AND SIGNED THIS AGREEMENT IN TWO ORIGINAL COPIES,

Ecofys	Global Green
Solutions Inc.

Place: Utrecht, NL	Place: Vancouver, B.C. Canada

Date: March 17, 2006	Date: March 16, 2006

K. BLOCK	ELDEN SCHORN
Director, K. Blok	Director, M. Elden Schorn